Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
MB Bancorp, Inc.
We consent to the incorporation by reference in the Registration Statement (No. 333-212357) on Form S-8 of MB Bancorp, Inc. of our report dated March 30, 2017, with respect to the consolidated 2016 financial statements of MB Bancorp, Inc. which report appears in MB Bancorp, Inc.’s 2017 Annual Report on Form 10-K/A.
/s/ Dixon Hughes Goodman LLP
Baltimore, Maryland
April 2, 2018